                                                                               .
                                                                               .
                                                                               .
                                    EXHIBIT A


The securities being reported by HCC Insurance Holdings, Inc. ("HCC"), as a holding company, are beneficially owned by the following direct or indirect wholly-owned subsidiaries of HCC:(1&2)

                          Subsidiary                          Number of Shares Beneficially Owned
                          ----------                          -----------------------------------
         HCC Strategic Investments, LLC(1)                                  548,674

         Houston Casualty Company(2)                                      1,166,667

         U.S. Specialty Insurance Company(2)                                416,667

         HCC Life Insurance Company(2)                                      286,643

         Avemco Insurance Company(2)                                        583,333

----------
(1) HCC Insurance Holdings, Inc. has acquired 548,674 shares of the Issuer's Common Stock.

(2) HCC Insurance Holdings, Inc. has acquired 2,453,310 shares of the Issuer's Mandatorily Convertible Preferred Stock. Other purchasers, unaffiliated with HCC, have acquired an additional 500,000 shares of such Preferred Stock. The Preferred Stock is convertible on a 1-for-1 basis for the Issuer's Common Stock. If not previously converted, the Preferred Stock will mandatorily convert on the 10th anniversary of its issuance. If all persons convert, HCC would own 9.79% of the Issuer's then outstanding shares of Common Stock.


                                       8